SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PAINCARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	06-1110906
(State of incorporation or organization)	(I.R.S. employer identification no.)

37 N. Orange Ave., Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock	American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: N/A

ITEM 1. Description of Registrant’s Securities to be Registered.

The total number of shares of capital stock of the Company that the Company is authorized to issue is 85,000,000, of which 75,000,000 shares having a $.0001 par value per share are designated as common stock and 10,000,000 shares having a $.0001 par value are designated as preferred stock. As of the date hereof, there are 20,544,875 shares of common stock outstanding and no shares of preferred stock outstanding. The Company has 2,000,000 and 5,000,000 shares of common stock reserved for issuance under the Company’s 2000 Stock Option Plan and 2001 Stock Option Plan. The Company’s common stock is currently registered under Section 12(g) and trades on the OTC Bulletin Board.

Each share of the Company’s common stock is entitled to one vote on all matters presented to the shareholders, including the election of directors. Holders of common stock have no preemptive rights nor cumulative voting rights. All outstanding shares of common stock are fully paid and non-assessable. The preferred stock may be issued in one or more series at such time or times and for such consideration or considerations as the board of directors may determine. The board of directors may also determine the rights, designations and preferences of each series of preferred stock.

In addition, as of the date hereof there are 3,277,219 shares of common stock reserved for other benefit plans, warrants and convertible debt.

ITEM 2. Exhibits.

3.1	Articles of Incorporation (filed herein)
3.2	By-Laws (filed herein)
4.1	2000 Stock Option Plan of Paincare, Inc. (1)
4.2	2001 Stock Option Plan of Paincare, Inc. (1)
10.01	Agreement and Plan of Reorganization. (1)
10.6	Agreement and Plan of Merger (reincorporation) dated December 1, 2002, (2).

(1)	Previously filed with the SEC on Form S-4 Registration Statement (333-76308) dated January 4, 2002.

(2)	Previously filed with the SEC on Form 8-K Current Report dated December 12, 2002.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

PAINCARE HOLDINGS, INC.

Date: June 13, 2003	By:	/s/ RANDY LUBINSKY
Randy Lubinsky, Chief Executive Officer